Exhibit (a)(5)(iii)

Red Rock Resorts, Inc. Announces Final Results of Modified Dutch Auction Tender Offer

LAS VEGAS, December 14, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. (the “Company” or “RRR”) (NASDAQ: RRR) today announced final results of its “modified Dutch auction” tender offer which expired at 12:00 midnight, New York City time, at the end of the day on December 9, 2021.

Based on the final count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 6,884,858 shares of RRR’s Class A Common Stock, par value $0.01 per share (each, a “Share”), were properly tendered and not properly withdrawn at or below a purchase price of $51.50 per Share.

In accordance with the terms and conditions of the tender offer, RRR accepted for purchase an aggregate of 6,884,858 shares, representing approximately 10.08% of the shares issued and outstanding, or 6.08% of the total number of Shares outstanding assuming exchange of all shares of the Company’s Class B Common Stock and limited liability interests in Station Holdco LLC, as of December 9, 2021, at a purchase price of $51.50 per share, for an aggregate cost of approximately $354.6 million, excluding fees and expenses related to the tender offer. Included in the 6,884,858 Shares that RRR accepted for purchase are 88,742 Shares that RRR elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Shares. As RRR accepted for purchase all of the Shares which were properly tendered and not properly withdrawn at a price at or below $51.50, there is no proration factor. The Depositary will promptly pay for all the Shares accepted for purchase. Payment for Shares purchased will be made in cash, less any applicable withholding taxes and without interest.

BofA Securities, Inc. acted as dealer manager for the tender offer and D.F. King & Co., Inc. acted as information agent for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact D.F. King toll-free at (800) 331-7543; banks and brokers may call D.F. King at (212) 269-5550 or BofA Securities, Inc. at (888) 803-9655.

About Red Rock Resorts, Inc.

Red Rock Resorts, Inc. is a holding company that owns an indirect equity interest in and manages Station Casinos LLC (“Station LLC”). Station LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station LLC’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station LLC owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station LLC also owns Palms Casino Resort, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel and Fiesta Henderson Casino Hotel, which have been closed since March 2020, and owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward-looking statements can often be identified by their use of words such as “will”, “might”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “would”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “pursue”, “should”, “may” and “assume”, or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

INVESTORS CONTACT:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

MEDIA CONTACT:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693